As filed with the Securities and Exchange Commission on April 25, 2017.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

voxeljet AG

(Exact name of registrant as specified in its charter)

Federal Republic of Germany	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Paul-Lenz-Straße 1a
86316 Friedberg, Germany
(Address of principal executive offices; Zip Code)

OPTION PLAN 2017

(Full title of the Plan)

Corporation Service Company
1090 Vermont Avenue, N.W.
Washington, D.C. 20005

(800) 927-9800

(Name, address and telephone number, including area code, of agent for service)

With a copy to:

David S. Rosenthal, Esq.
Berthold A. Hummel, Esq.
Dechert LLP
1095 Avenue of the Americas
 New York, NY 10036
(212) 698-3500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐              Accelerated filer ☐

Non-accelerated filer   ☐  (Do not check if a smaller reporting company)

Smaller reporting company ☐

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1) (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Ordinary shares, € 1.00 nominal value per share (“Ordinary Shares”)	372,000	$14.88	$5,533,500	$641.33
(1)

Pursuant to Rules 416(a) and 416(c) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of Ordinary Shares of voxeljet AG (the “Registrant”) which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding Ordinary Shares of the Registrant.

(2)

Currently, the Registrant’s only publicly-traded securities are American Depository Shares that are traded on the New York Stock Exchange under the ticker symbol VJET (“ADSs”).  Each ADS represents one-fifth of an Ordinary Share.

(3)

Calculated in accordance with Rules 457(c) and 457(h) under the Securities Act, solely for purposes of computing the registration fee, on the basis of a price of $13.48 per Ordinary Share, which is equal to five times the average of the high and low price per ADS as reported by the New York Stock Exchange on April 20, 2017.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required in Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act, is not required to be filed with the Securities and Exchange Commission (the “Commission”) and is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                   Incorporation of Documents by Reference.

The following documents previously filed with the Commission, are incorporated by reference herein:

(i)            The Registrant’s annual report on Form 20-F for the year ending December 31, 2016, filed with the Commission on March 30, 2017 (File No. 001-36130).

(ii)           The Registrant’s report on Form 6-K, filed with the Commission on April 5, 2017.

(iii)          The description of the Registrant’s share capital contained in the Registrant’s Form 8-A, which was filed with the Commission on October 11, 2013.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement.  Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of the filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement.

Item 4.                   Description of Securities.

Not applicable.

Item 5.                   Interests of Named Experts and Counsel.

Not applicable.

Item 6.                   Indemnification of Directors and Officers.

Under German law, we may not, as a general matter, indemnify members of our management board and supervisory board.  Certain limited exceptions may apply if the indemnification is in the legitimate interest of our company.  We will indemnify our management board and supervisory board members, to the extent permissible under German law, from and against any liabilities arising out of or in connection with their services.

We have provided directors’ and officers’ liability insurance for the members of our management and supervisory boards against civil liabilities, which they may incur in connection with their activities on behalf of our company.  We have also expanded their insurance coverage against such liabilities, by providing for coverage against certain liabilities under the Securities Act.

Item 7.                   Exemption from Registration Claimed.

Not applicable.

Item 8.                   Exhibits.

The following exhibits filed herewith are incorporated by reference as part of this Registration Statement:

4.1                               Articles of Association of voxeljet AG, adopted as of June 22, 2016

4.2                               Resolution Item 6 on the Authorization to Issue Stock Options, to Create Conditional Capital and to Amend the Articles of Association Accordingly

5.1                               Opinion of Dechert LLP as to the legality of the securities being registered

23.1        Consent of KPMG AG Wirtschaftsprüfungsgesellschaft

23.2        Consent of Dechert LLP (included in Exhibit 5.1 filed herewith)

24.1        Power of Attorney (included on the signature page of this Registration Statement)

Item 9.                         Undertakings.

(a)           The undersigned registrant hereby undertakes:

1.             To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.              to include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.             to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.            to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2.             That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.             To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)                                 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Friedberg, Federal Republic of Germany, on the 25th day of April, 2017.

voxeljet AG

By:	/s/ Rudolf Franz
Name: Rudolf Franz
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW BY ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dr. Ingo Ederer and Rudolf Franz, and each or any one of them, as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully as to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dr. Ingo Ederer	Chief Executive Officer	April 25, 2017
Dr. Ingo Ederer	(principal executive officer)

/s/ Rudolf Franz	Chief Financial Officer and Chief	April 25, 2017
Rudolf Franz	Operating Officer (principal financial
and accounting officer)

/s/ Peter Nietzer	Chairman of the Supervisory Board	April 25, 2017
Peter Nietzer

/s/ Dr. Stefan Söhn	Vice Chairman of the	April 25, 2017
Dr. Stefan Söhn	Supervisory Board

/s/ Dr. Joachim Heinzl	Member of the Supervisory Board	April 25, 2017
Dr. Joachim Heinzl

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of voxeljet AG in the United States, on the 25th day of April, 2017.

voxeljet AG

By:	/s/ David Tait
Name: David Tait
Title: Managing Director, voxeljet America Inc.

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Articles of Association of voxeljet AG, adopted as of June 22, 2016

4.2	Resolution Item 6 on the Authorization to Issue Stock Options, to Create Conditional Capital and to Amend the Articles of Association Accordingly

5.1	Opinion of Dechert LLP as to the legality of the securities being registered

23.1	Consent of KPMG AG Wirtschaftsprüfungsgesellschaft

23.2	Consent of Dechert LLP (included in Exhibit 5.1 filed herewith)

24.1	Power of Attorney (included on the signature page of this Registration Statement)